Exhibit 99.2

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FROM:	Ketchum Six PPG Place - Pittsburgh, Pa. 15222-5488 Contact: Mark Deasy – (412) 456-3843

FOR:	MSA (Mine Safety Appliances Company) Ticker: MSA (AMEX) Contact: Dennis L. Zeitler – (412) 967-3047

FOR IMMEDIATE RELEASE

MSA Reports Third Quarter and Year-to-Date Earnings

Global Safety Equipment Manufacturer Achieves Record Results from Continuing Operations

PITTSBURGH, November 3, 2003 — Continued demand for respiratory protection products in U.S. military, homeland security, and fire service markets led to record third quarter and year-to-date earnings from continuing operations for Mine Safety Appliances Company (Amex: MSA).

Net sales for the third quarter of 2003 were $171,927,000, compared with $143,398,000 for the third quarter of 2002, an increase of 20 percent. Net income for the third quarter was $24,540,000, or $2.00 per share, compared with $5,793,000, or 47 cents per share, for the same quarter last year.

Net sales for the nine months ended September 30, 2003 were $508,257,000, compared with $413,318,000 in 2002, an increase of 23 percent. Net income for the nine months ended September 30, 2003 was $50,018,000, or $4.09 per share, compared with $23,261,000, or $1.91 per share, for the same period last year.

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Net income from continuing operations for the third quarter of 2003 was $10,984,000, or 89 cents per share, compared with $5,323,000, or 43 cents per share, for the same quarter last year, an increase of 106 percent. Net income from continuing operations for the nine months ended September 30, 2003 was $33,675,000, or $2.75 per share, compared with $20,944,000, or $1.72 per share, for the same period last year, an increase of 61 percent.

During September 2003, the company sold its Callery Chemical Division to BASF. Net income for the three- and nine-month periods ended September 30, 2003 of $24,540,000 and $50,018,000, respectively, includes a $13,658,000 after-tax gain on the sale of the division.

Sales growth in the third quarter of 2003 occurred primarily in the United States, reflecting continued strength in shipments of gas masks to military and homeland security markets and breathing apparatus to the fire service market. Current quarter local currency sales in Europe were somewhat lower than in the third quarter of 2002 due to ongoing sluggishness in industrial markets. When stated in U.S. dollars, however, European sales were flat quarter-to-quarter on the favorable translation effect of a stronger Euro. Local currency sales in other international markets improved when compared to the third quarter of 2002, and also benefited from favorable currency translation effects.

The improvement in third quarter net income from continuing operations reflects the previously-discussed increase in safety products shipments in North America. Net income from continuing operations in the current quarter also included a net after-tax benefit of approximately $500,000 related to the favorable effect of a change in the vacation vesting policy for U.S. employees of $950,000 and the unfavorable effect of a change in standard shipping terms on sales to U.S distributors of $450,000.

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“I am very pleased to report strong quarterly results and record year-to-date earnings by our core safety products business.” said John T. Ryan III, Chairman and CEO. “These results reflect continuing strength in the shipments to the U.S. homeland security and fire service markets. Additionally, the results of our international companies in markets outside of North America and Europe have shown significant advancement this year,” Mr. Ryan continued. “Our overall success thus far in 2003 could be seen as an effective combination of ‘offense’ and ‘defense.’ We have made fine progress in areas and markets where there have been substantial opportunities this year, such as those noted above. Most of those are markets on which the company has placed emphasis in recent years. Additionally, in those areas where economic conditions have not been favorable, we have been able to limit the shortfall of results as compared to our plan. Manufacturing operations results, particularly in safety products in North America, have been quite positive,” Mr. Ryan said.

Mr. Ryan added that the outlook for the remainder of 2003 appears to be good, but noted that maintaining the present rate of growth in sales and earnings will be challenging. “Major factors that will impact our performance going forward include the future funding levels in the fire service and homeland security markets; a continuation and acceleration of economic recovery in the U.S.; the global economic outlook, particularly in the very sluggish western European industrial markets; and the progress on a number of new products that are being or will be launched, including several that have received or are awaiting approval under recent chemical and biological protection standards,” he concluded.

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Certain statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements. Factors that may materially affect financial condition and future results include: global economic conditions; the impact of unforeseen economic and political changes, including the threat of terrorism and its potential consequences; the timely and successful introduction of new products; the availability of funding in fire service and homeland security markets; the ability of third party suppliers to provide key materials and components; liquidity; and interest and currency exchange rates.

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The results for the three-month and nine-month periods ended September 30 are as follows.

(Note: Amounts in thousands, except earnings per share and shares outstanding)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net sales	$171,927	$143,398	$508,257	$413,318
Other income (expense)	1,586	(232)	2,116	1,923
Cost of products sold	107,609	90,398	314,644	257,701
Selling and administrative costs	41,761	35,621	123,076	102,874
Depreciation, amortization and other costs	6,434	7,642	17,975	19,862

Income from continuing operations before income taxes	17,709	9,505	54,678	34,804
Provision for income taxes	6,725	4,182	21,003	13,860

Net income from continuing operations	10,984	5,323	33,675	20,944
Net income (loss) from discontinued operations	(102)	470	2,685	2,317
Gain on sale of discontinued operations – after tax	13,658	—	13,658	—

Net income	24,540	5,793	50,018	23,261

Basic earnings per share
Continuing operations	.89	.43	2.75	1.72
Discontinued operations	1.11	.04	1.34	.19

Net income	2.00	.47	4.09	1.91

Diluted earnings per share
Continuing operations	.88	.43	2.72	1.70
Discontinued operations	1.09	.04	1.32	.19

Net income	1.97	.47	4.04	1.89

Average number of common shares outstanding (basic)	12,247,919	12,193,592	12,230,049	12,159,059

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